MISTER NOTARY:

Kindly register in your Registry of Public Deeds one in which figures the Addendum hereof to the Escrow Agreement that they perform, on the one hand:

•
STRATOS DEL PERU S.A.C., identified with Taxpayer’s Registration (RUC) Nº 20515769774 and domiciled at Av. Canaval y Moreyra No. 380, Oficina No. 402, San Isidro, Lima, duly represented by Mr. Luis Humberto Goyzueta Angobaldo, identified with National Identity Card (DNI) Nº 10609920, both according to the powers of attorney subscribed in the Electronic Filing Card Nº 11995912 of the Registry of Legal Entity of Lima, hereinafter “STRATOS”, and on the other hand

•
Miss Blanca Fernandez Pasapera, identified with National Identity Card (DNI) No. 16647427, domiciled at Calle Lima No. 774, Chepen, La Libertad, who takes part of the document hereof in quality of escrowee, and as a result she will be hereinafter the “ESCROWEE”;

With the participation of:

•
GABINETE TECNICO DE COBRANZAS S.A.C., identified with Taxpayer’s Registration (RUC) Nº 20389470521 and domiciled at Los Cipreses No. 355, San Isidro, Lima, duly represented by its CEO, Mr. Juan Antonio Pizarro Sabogal, identified with National Identity Card (DNI) Nº 07794505, according to the powers of attorney subscribed in the Electronic Filing Card Nº 11037775 of the Registry of Legal Entity of Lima, hereinafter “GTC”

The agreement hereof is performed according to the following terms and conditions:

CLAUSE ONE: BACKGROUND

Dated on October, 18th 2007, STRATOS and the ESCROWEE, with the participation of GTC subscribed the Escrow Agreement (hereinafter the AGREEMENT) in virtue of which Miss Blanca Fernandez Pasapera, identified with National Identity Card (DNI) No. 16647427, domiciled at Calle Lima No. 774, Chepen, La Libertad, was assigned, who accepted the charge of escrowee, being obliged to watch over and conserve, THE EQUIPMENT (according to the definition mentioned in the AGREEMENT), according to the terms and conditions of the AGREEMENT.

CLAUSE TWO: OBJECT

By means of the document hereof, the parties agree to modify the letter of the numeral 2.2. of the AGREEMENT, which, as of the date of subscription of the document hereof, will have the following similar letter:

“2.2.	The appointment and exercise of the charge of “escrowee” will not be paid, as long as the escrow established herein doesn’t exceed the 15 of November of 2007.”

CLAUSE THREE: COVENANTS

The rest of covenants and obligations assumed by the parties in the AGREEMENT will keep the full force and effects between themselves.

CLAUSE FOUR: GRANTING OF PUBLIC DEED

The parties, are obliged between themselves to grant the public deed originated from the memorandum hereof. Likewise, the parties agree that all the expenses and taxes derived from forwarding the document hereof to be recorded as a public deed will be borne by GTC. It is included into these expenses the obtaining of a transcript of the public deed referred to STRATOS.

CLAUSE FIVE: DISPUTE SOLUTION

5.1.	The Addendum hereof rules under the Laws and other Peruvian rules.

5.2.
Any lawsuit, dispute, disagreement, difference or complaint that arise between the parties related to the interpretation, execution, resolution, completion, effectiveness, nullity, annulment or validity derived or related to the Addendum hereof that can not be solved by mutual agreement between themselves, will be submitted to arbitration at law, of national character.

5.3.
The arbitrators will be three, whom STRATOS and THE ESCROWEE will assign, each one, one and the two arbitrators assigned this way a uno, they will appoint the third one, who will preside over the arbitration tribunal. If one of the parties don’t appoint the arbitrator that correspons between the 15 calendar days of the receipt of the written requirement by the parties that asks the arbitration or if between a same term of 15 calendar days counted since the appointment of the second arbitrator, the two arbitrators don’t achieve to come to an agreement about the appointment of the third arbitrator, the appointment of any of such arbitrators will be made, upon request of any of the parties by the National and International Center of Conciliation and Arbitration of the Lima Chamber of Commerce.

5.4.	In case of any circumstance must appoint a substitute arbitrator, this will be appoint following the same procedure aforementioned to the appointment of the arbitrator that is replaced.

5.5.
The arbitration will be developeed in the city of Lima, Peru. The official language in which this arbitration will be developped is Spanish. The arbitration will be at right and in a supplementary manner to the provisions contained in this agreement, it will be proceeded according to the foreseen rules in the National and International Center of Conciliation and Arbitration of the Lima Chamber of Commerce.

5.6.	The parties renounce to give notice of appeal of the arbitration award that is issued.

5.7.
For the contingency of giving notice of a nullity appeal against the resolution emanated from the arbitration tribunal, the parties are submitted since now to the competence of the judges of the city of Lima, expressly waiving the right to the jurisdiction of their domiciles. On the other hand the parties agree that any change of domicile of any of them must be written communicated to the other party being established the new domicile inside the urban ratio of Lima to take effect.

Mr. Notary kindly add the clauses of Law and the corresponding inserts.

Made and signed in two identical copies in Lima on the day 30 of October of 2007.

by THE SELLER	by THE PURCHASER	by THE ESCROWEE